HYCROFT MINING HOLDING CORPORATION
(“Hycroft” or the “Company”)

Insider Trading Policy
Introduction

The board of directors of the Company (the “Board”) has determined that Hycroft should formalize its policy on securities trading by directors, senior executives and employees and other Insiders in accordance with securities laws and regulations.
Unless otherwise stated, all defined terms used in this Policy have the meaning set out below in Section 3 below.
1.Objective and Scope
This Insider Trading Policy describes the standards of the Company and its subsidiaries on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts.
The first part prohibits trading in certain circumstances and applies to all (a) directors, officers, employees, consultants and advisors of the Company, (b) all of the family members of any of the foregoing persons who share the same address as, or are financially dependent on, such persons (“Family Members”), and (c) all corporations, limited liability companies, partnerships, trusts and other entities owned or controlled by any of the foregoing persons (“Controlled Entities”).
The second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company (together with the directors, “Company Insiders”),
(iii) the employees listed on Appendix A (collectively with Company Insiders, “Covered Persons”), and (iv) certain other employees that the Company may designate from time to time as Covered Persons because of their position, responsibilities or their actual or potential access to material information.
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The

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prohibitions would apply to any director, officer, employee, consultant or advisor who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about

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the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.
PART I
1.Applicability
This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options, warrants and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.
This Policy applies to all directors, officers, employees, consultants and advisors of the Company and all Family Members and Controlled Entities of the foregoing persons.
2.General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a)No director, officer, employee, consultant or advisor, nor any of their respective Family Members, nor Controlled Entities, may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)
(b)No director, officer, employee, advisor or consultant who knows of any material nonpublic information about the Company may communicate that information (“tip”) to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(c)No director, officer, employee, advisor or consultant, nor any of their Family Members, nor Controlled Entities, may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of such person’s involvement with the Company. No director, officer, employee, advisor or consultant who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(d)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).
(e)Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.
3.Definitions

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(a)Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
(i)significant changes in the Company’s prospects;
(ii)significant write-downs in assets;
(iii)developments regarding significant litigation or government agency investigations;
(iv)liquidity problems;
(v)changes in earnings estimates or unusual gains or losses in major operations;
(vi)drilling results or reserve calculations;
(vii)major changes in the Company’s management or the board of directors;
(viii)changes in dividends;
(ix)extraordinary borrowings;
(x)major changes in accounting methods or policies;
(xi)cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii)changes in debt ratings;
(xiii)decisions concerning dividends;
(xiv)proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xv)offerings of Company securities.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the

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Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
(b)Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the first trading day after the information was publicly disclosed before you can treat the information as public.
Nonpublic information may include:
(i)information available to a select group of analysts or brokers or institutional investors;
(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.
(c)Compliance Officer. The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
(i)assisting with implementation and enforcement of this Policy;
(ii)circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;
(iv)providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below and;
(v)providing a reporting system with an effective whistleblower protection mechanism.
4.Exceptions
The trading restrictions of this Policy do not apply to the following:

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(a)401(k) Plan. To the extent that the Company’s 401(k) plan allows trading in the Company’s Common Stock, purchases or sales of Company Common Stock under the Company’s 401(k) plan which are made pursuant to standing instructions not entered into or modified during a blackout period (as defined in Part II, Section 2 below).
(b)Options. Exercising stock options granted under the Company’s 2020 Performance and Incentive Pay Plan for cash. However, the sale of any shares issued on the exercise of Company- granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
5.Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
(a)Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
(b)Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.
6.Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

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PART II
1.Blackout Periods
All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.
(a)Quarterly Blackout Periods. Trading is prohibited during the period beginning on the first day of of each fiscal quarter and ending on the completion of the first full trading day after the Company publicly announces its financial results for such period (i.e., for the quarter ending March 31st, the blackout would begin on April 1st and end one trading day after a press release disclosing any material non-public information or the financial statements have been filed with the SEC). During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results. From time to time, there may be periods in which the Company believes there is no material non-public information. Accordingly, the Company’s Disclosure Committee can review the facts and circumstances and if appropriate, lift the blackout period.
(b)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions), may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(c)Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:
(i)has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);
(ii)was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and
(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
2.Trading Window
Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the

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second trading day following the date the Company’s financial results are publicly disclosed and ending on the first day of the month of each fiscal quarter. However, even during this trading

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window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
3.Pre-Clearance of Securities Transactions
(a)Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.
(b)Subject to the exemption in subsection (d) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
(c)The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted; provided that, the Compliance Officer may grant permission to trade for a longer period of time (e.g., until the trading window closes or a special blackout window becomes effective). If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re- requested (except in circumstances described in the previous sentence).
(d)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5- 1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.
4.Prohibited Transactions
(a)Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b)Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:
(i)Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

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(ii)Short sales. Covered Persons may not sell the Company’s securities short;
(iii)Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iv)Trading on margin or pledging. Company Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities. For the avoidance of doubt, this provision shall not be construed to limit a Covered Person’s ability to enter into market hedges not tied to the Company’s securities, including transactions to hedge commodity (gold and silver) exposure.
General
The Board may, from time to time and subject at all times to applicable rules and regulations, permit departures from the terms of this Insider Trading Policy, either prospectively or retrospectively. The terms of this Insider Trading Policy are not intended in and of themselves to give rise to civil liability on the part of the Company, its directors, officers or employees, to any third party, including to any shareholder, securityholder, customer, supplier, competitor, other employee or regulator, but shall give rise to liability to the Company.
Acknowledgment and Annual Certification
All directors and officers of the Company, together with any employees, consultants and contractors specified by the Board, shall provide annual certification of compliance with this Policy in the form attached to the Company’s Code of Business Conduct and Ethics.

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APPENDIX A

President and Chief Executive Officer Chief Financial Officer
General Counsel & Corporate Secretary Vice President, General Manager
Vice President, Controller Vice President, Exploration
Any other position designated as a Vice President or Director

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